Exhibit 10.9

SAVINGS INSTITUTE

GROUP TERM REPLACEMENT PLAN

Effective July 8, 2003, the Savings Institute Group Term Replacement Plan (the “Plan”) is established to induce executives selected to participate in the Plan to continue employment with the Savings Institute (the “Bank”), a savings bank headquartered in Willimantic, Connecticut. Certain capitalized terms used herein are defined in Article 1 below.

INTRODUCTION

The purpose of the Plan is to attract and retain highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay life insurance premiums from its general assets.

ADMINISTRATION

The Human Resources Committee of the Board of Directors of the Bank shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall consider advisable, and to interpret the provisions of the Plan. The Human Resources Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Human Resources Committee may delegate to one or more Eligible Employee officers of the Bank, the power to make all determinations under the Plan with respect thereto.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Compensation” shall have the same meaning as under the Bank’s 401(k) Plan at the time the amount of a Participant’s benefit is being determined; provided, however, that Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the Bank’s 401(k) Plan pursuant to Internal Revenue Code Section 401(a)(17) or any similar provision of law.

1.2 “Disability” means the executive’s inability to perform substantially all normal duties of a Participant, as determined by the Bank’s Board of Directors in its sole discretion. As a condition to any benefits, the Bank may require the executive to submit to such physical or mental evaluations and tests, as the Board of Directors deems appropriate.

1.3 “Human Resources Committee” means either the Human Resources Committee of the Board of Directors of the Bank designated from time to time by the Bank’s Board of Directors or a majority of the Bank’s Board of Directors, either of which shall hereinafter be referred to as the Human Resources Committee.

1.4 “Insured” means the individual whose life is insured.

1.5 “Insurer” means the insurance company issuing the life insurance policy on the life of the insured.

1.6 “Other Group Term Coverage” means group term life insurance maintained on a Participant’s life that is owned by the Bank and that is in addition to the Policies covered under the Plan.

1.7 “Participant” means the executive who is designated by the Human Resources Committee as eligible to participate in the Plan; provided, however, that such executive elects in writing to participate in the Plan by using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement using the form attached hereto as Exhibit B, for the Policy in which he or she is the Insured.

1.8 “Policy” or “Policies” means the individual insurance policy (or policies) adopted by the Human Resources Committee for purposes of insuring a Participant’s life under the Plan.

1.9 “Plan” means this instrument, including all amendments thereto.

1.10 “Retirement” means the first day of the month following the month in which the Participant attains the earlier of (i) age sixty-five; or (ii) the date on which the sum of his Years of Service and age equal 80.

1.11 “Terminated for Cause” means that the Bank has terminated the Insured’s employment for any of the following reasons:

Gross negligence or gross neglect of duties;

Commission of a felony or of a gross misdemeanor involving moral terpitude; or

Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the executive’s employment.

1.12 “Three Times Annual Compensation” means the sum of the base annual compensation of the Participant, plus commissions and pay-for-performance payments earned for a particular performance period, multiplied by a factor of three (3); provided that the value of such sum shall be determined on the earliest of: (1) the date of the Participant’s death; (2) the date of the Participant’s Disability; or (3) the date of the Participant’s Retirement.

1.13 “Years of Service” means each twelve consecutive month period following the date of any executive’s employment date, provided that the executive was employed by the Bank on a full-time basis during such period.

Article 2

Participation

2.1 Eligibility to Participate. The Human Resources Committee in its sole discretion shall designate from time to time the executives that are eligible to participate in the Plan.

2.2 Participation. Each eligible executive may participate in the Plan by executing an Election to Participate (attached hereto as Exhibit A) and a Split Dollar Endorsement (attached hereto as Exhibit B). The Split Dollar Endorsement shall bind the executive and his or her beneficiaries, assigns and transferees, to the terms and conditions of the Plan. An executive’s participation is limited to only those Policies in which he or she is the Insured.

2.3 Termination of Participation. A Participant’s rights under the Plan shall cease and his or her participation in the Plan shall terminate if the Insured’s employment with the Bank is Terminated for Cause or the Insured terminates employment with the Bank for reasons other than the Insured’s death, Disability or Retirement.

In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy,

Article 3

Policy Ownership/Interests

3.1 Participant’s Interest. With respect to each Policy, the Participant, or the Participant’s assignee, shall have the right to designate the beneficiary of an amount of vested death proceeds, determined in accordance with Exhibit E equal to the lesser of (i) the specific amount of death benefit identified in the Participant’s Split Dollar Policy; (ii) the amount equal to Three Times Annual Compensation of the Insured/Participant, less all such sums as are payable by reason of any Other Group Term Coverage on the life of the Participant; or (iii) the maximum dollar amount of the Participant’s Interest set forth in the Participant’s individual Split Dollar Endorsement. The Participant shall also have the right to elect and change settlement options with the consent of the Bank and the Insurer.

3.2 Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership. With respect to each Policy, the Bank shall be the direct beneficiary of the remaining death proceeds of the Policy (after the Participant’s Interest is determined).

Article 4

Premiums

4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2 Imputed Income. The Bank shall impute income to the Participant in an amount equal to the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in the Plan to any person, entity or trust. In the event a Participant shall transfer all of his/her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his/her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in the Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of its corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

7.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Plan (the “Claimant”), in writing, within ninety (90) days of Claimant’s written application for benefits, of Claimant’s eligibility or ineligibility for benefits under the Plan. If the Bank determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

7.2 Review Procedure. If a Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the

Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present Claimant’s position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant an the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 8

Amendments and Termination

The Plan may be amended or terminated at the discretion of the Bank. In the event that the Plan is terminated, Participants who have satisfied the requirements for Retirement as specified in Section 1.11 shall be entitled to the value of the Participant’s death benefit as of the date the Plan is terminated and such death benefit shall be payable in accordance with the terms of the Plan.

Article 9

Miscellaneous

9.1 Binding Effect. The Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. The Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under the Plan. In the event of any merger, consolidation or acquisition where the Bank or its parent holding company, SI Bancorp, Inc. is not the surviving entity or restructuring corporation, or upon transfer of all or substantially all of the assets of the Bank, the Plan shall continue and be in full force and effect. In the event of any merger, consolidation or acquisition where the Bank or its parent holding company, SI Bancorp, Inc., is not the surviving entity or resulting corporation, or upon transfer of all or substantially all of the assets of the Bank, this Agreement shall continue and be in full force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

9.4 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

9.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.7 Plan Document. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank executes the Plan as of the date indicated above.

SAVINGS INSTITUTE

By:	/s/ BRIAN J. HULL
Brian J. Hull
Title:	Executive Vice President